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                                                                    Exhibit 3.1a
    STATE OF DELAWARE
  SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 12/24/1996
  960382771 - 2162111
                           CERTIFICATE OF AMENDMENT
                        OF CERTIFICATE OF INCORPORATION
                           OF EUFAULA BANCCORP, INC.

        The Certificate of Incorporation of Eufaula BancCorp. Inc. is hereby amended.

        1. The name of the corporation is Eufaula BancCorp. Inc. (the "Corporation"). The Corporation was incorporated under the laws of the State of Delaware on May 27, 1988.

        2. A resolution authorizing this Amendment of the Certificate of Incorporation was duly adopted by the Board of Directors and the shareholders of the Corporation. This Amendment of the Certificate of Incorporation has been duly adopted in accordance with provisions of Section 242 of the Delaware Corporation Law.

        3. The Certificate of Incorporation is amended to increase the number of shares of authorized common stock, $1.00 par value, of the Corporation. Paragraph 4(a), as amended, of the Certificate of Incorporation of the Corporation shall be amended so that the same read as follows:

             "The total number of shares that the Corporation shall have authority to issue is five million fifty thousand (5,050,000) shares of which five million (5,000,000) shares are to be common stock of the par value of One Dollar ($1.00) per share, and fifty thousand (50,000) shares are to be preferred stock of par value of ten cents ($.10) per share."

        4. All of the provisions of the Certificate of Incorporation not specifically amended herewith shall remain in full force and effect.

        5. The effective date of this Amendment is the date of filing with the Delaware Secretary of State.

        IN WITNESS WHEREOF, the undersigned, acting by and through its duly authorized corporate officers, has caused this Certificate of Amendment to be signed and attested, and its corporate seal to be affixed hereto, this 11th day of December 1996.

                                        EUFAULA BANCCORP, INC.


                                        By: /s/ Greg Faison
                                           -------------------------------
                                                    Greg Faison
                                                    President


                                        Attest: /s/ Gloria A. Hagler
                                               ---------------------------
                                                    Gloria A. Hagler
                                                    Secretary

                                                        (Corporate Seal)
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                                                                   Exhibit 3.1a


STATE OF ALABAMA
COUNTY OF BARBOUR

      This instrument was acknowledged before me by the aforementioned officers of Eufaula BancCorp, Inc. on this 11th day of December, 1996.



                                       /s/ Pamela Bailey
                                       ----------------------------------
                                       Notary Public, State of Alabama

                                       My Commission Expires: 8/22/2000
                                                             ------------

                                                    [NOTARY SEAL]





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